EXHIBIT 12



                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 2000
                      (Amounts in millions, except ratios)

                                                                    2000       1999        1998        1997        1996
============================================================   =========   =========   =========   =========   =========
Income from continuing operations (a)                          $   1,785   $     699   $     400   $     245   $     486
                                                               ---------   ---------   ---------   ---------   ---------

Add:
     Provision for taxes on income (other than
        foreign oil and gas taxes)                                   871         306         204          47          99
     Interest and debt expense(b)                                    540         515         576         446         492
     Portion of lease rentals representative of the interest
        factor                                                         6          31          36          39          38
                                                               ---------   ---------   ---------   ---------   ---------
                                                                   1,417         852         816         532         629
                                                               ---------   ---------   ---------   ---------   ---------

Earnings before fixed charges                                  $   3,202   $   1,551   $   1,216   $     777   $   1,115
                                                               =========   =========   =========   =========   =========
Fixed charges
     Interest and debt expense including capitalized
        interest(b)                                            $     543   $     522   $     594   $     462   $     499
     Portion of lease rentals representative of the interest
        factor                                                         6          31          36          39          38
                                                               ---------   ---------   ---------   ---------   ---------
     Total fixed charges                                       $     549   $     553   $     630   $     501   $     537
                                                               =========   =========   =========   =========   =========

Ratio of earnings to fixed charges                                  5.83        2.80        1.93        1.55        2.08
============================================================   =========   =========   =========   =========   =========

(a) Includes: 1) minority interest in net income of majority-owned subsidiaries and partnerships having fixed charges, and 2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.